Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES

Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
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Hong Kong	Silicon Valley
Houston	Singapore
London	Tel Aviv
Los Angeles	Tokyo
Madrid	Washington, D.C.

November 10, 2026

Agility Robotics, Inc.

4698 Truax Drive SE

Salem, OR 97317

Re: Agility Robotics, Inc. – Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to Agility Robotics, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to:

A.	the registration of the issuance, in each case, by the Company of:

i.	up to 50,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), issuable upon the exercise of 50,000 warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Private Warrants”) originally issued in a private placement to Churchill Sponsor XI LLC (the “Sponsor”) in connection with the initial public offering of Churchill Capital Corp XI (“CCXI”) (the “Primary Private Warrant Shares”);

ii.	up to 22,500 shares of Common Stock that are issuable upon exercise of 22,500 warrants issued to the Sponsor (the “Notes Warrants”) upon the settlement of (i) the unsecured promissory note in the aggregate principal amount of up to $1,500,000, issued by CCXI to the Sponsor on July 2, 2026, for working capital needs (the “July 2026 Sponsor Promissory Note”) and (ii) the unsecured promissory note in the aggregate principal amount of up to $1,500,000, issued by CCXI to the Sponsor on August 7, 2026, for working capital needs (the “August 2026 Sponsor Promissory Note”) (collectively, the “Sponsor Promissory Notes”) (the “Primary Notes Warrant Shares”); and

November 10, 2026

iii.	up to 4,140,000 shares of Common Stock issuable upon the exercise of 4,140,000 warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Public Warrants”) originally issued in the initial public offering of CCXI (the “Primary Public Warrant Shares” and, together with the Primary Private Warrant Shares and Primary Notes Warrant Shares, the “Primary Securities”); and

B.	the registration of the offer and sale, from time to time, in each case, by the selling securityholders of the Company named in the Registration Statement or their permitted transferees of:

i.	up to 160,899,555 shares of Common Stock issued in connection with the business combination contemplated by the Agreement and Plan of Merger and Reorganization, dated as of June 24, 2026 (the “Merger Agreement”), by and among CCXI, BLB Merger Sub, Inc. and Agility Robotics, Inc. (in its capacity prior to the business combination contemplated thereby, “Legacy Agility”) (the “Business Combination”), consisting of:

a.	up to 13,800,000 shares of Common Stock originally issued to the Sponsor, including shares that were unvested as of the closing of the Business Combination and will re-vest upon the occurrence of the Triggering Event (as defined in the Amended and Restated Sponsor Agreement, dated as of June 24, 2026, by and among CCXI, the Sponsor and the Insiders (as defined therein) (the “Sponsor Agreement”)) (the “Resale Founder Shares”);

b.	up to 500,000 shares of Common Stock originally issued to the Sponsor in a private placement in connection with the initial public offering of CCXI (the “Resale Private Placement Shares”);

c.	up to 146,285,584 shares of Common Stock issued to former securityholders of Legacy Agility in connection with the Business Combination and registrable pursuant to the Amended and Restated Registration Rights Agreement, dated as of November 4, 2026 (the “Registration Rights Agreement”) (the “Resale Legacy Agility Shares”);

d.	up to 50,000 shares of Common Stock issuable upon the exercise of the Private Warrants (the “Resale Private Warrant Shares” and, together with the Primary Private Warrant Shares, the “Private Warrant Shares”);

e.	up to 225,000 shares of Common Stock issued to the Sponsor in connection with the settlement of the Sponsor Promissory Notes (the “Resale Notes Settlement Shares”);

f.	up to 22,500 shares of Common Stock issuable upon the exercise of the Notes Warrants (the “Resale Note Warrant Shares”); and

g.	up to 16,471 shares of Common Stock issuable upon the exercise of warrants issued to certain former securityholders of Legacy Agility (the “Resale Legacy Agility Warrant Shares”);

ii.	up to 50,000 Private Warrants (the “Resale Warrants”); and

iii.	up to 22,500 Notes Warrants (such securities described in clauses (i) through (iii) collectively, the “Resale Securities”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the offer, sale, or issuance of the Primary Securities or the Resale Securities, respectively.

November 10, 2026

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and with respect to the opinions set forth in paragraphs 9 and 10 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Private Warrant Shares have been duly issued and delivered by the Company upon exercise of the Private Warrants against payment therefor (not less than par value) in the manner contemplated by the Registration Statement, the Private Warrants and the Private Warrant Agreement, dated as of December 16, 2025, by and between CCXI and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (the “Private Warrant Agreement”), the issuance of the Private Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Private Warrant Shares will be validly issued, fully paid and nonassessable.

2. When the Primary Notes Warrant Shares and the Resale Note Warrant Shares have been duly issued and delivered by the Company upon exercise of the Notes Warrants against payment therefor (not less than par value) in the manner contemplated by the Registration Statement, the Notes Warrants and the Private Warrant Agreement, the issuance of the Primary Notes Warrant Shares and the Resale Note Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Primary Notes Warrant Shares and the Resale Note Warrant Shares will be validly issued, fully paid and nonassessable.

3. When the Primary Public Warrant Shares have been duly issued and delivered by the Company upon exercise of the Public Warrants against payment therefor (not less than par value) in the manner contemplated by the Registration Statement, the Public Warrants and the Public Warrant Agreement, dated as of December 16, 2025, by and between CCXI and Continental, as warrant agent (the “Public Warrant Agreement”), the issuance of the Primary Public Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Primary Public Warrant Shares will be validly issued, fully paid and nonassessable.

4. The Resale Founder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

5. The Resale Private Placement Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

November 10, 2026

6. The Resale Legacy Agility Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

7. The Resale Notes Settlement Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

8.  When the Resale Legacy Agility Warrant Shares have been duly issued and delivered by the Company upon exercise of the applicable warrants against payment therefor (not less than par value) in accordance with the terms of such warrants, the issuance of the Resale Legacy Agility Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Resale Legacy Agility Warrant Shares will be validly issued, fully paid and nonassessable.

9.  The Notes Warrants have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

10. The Resale Warrants have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

November 10, 2026

With your consent, we have assumed (a) that each of the Notes Warrants, the Resale Warrants and the Private Warrant Agreement (collectively, the “Documents”) is governed by the internal laws of the State of New York, (b) that each of the Documents has been duly authorized, executed and delivered by the parties thereto, (c) that each of the Documents constitutes legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Primary Securities and Resale Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP